EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3, SEC File No. 333-123650 and 333-117153 and on Form S-8, SEC file No. 333-50325, 333-76038, and 333-50343 of our reports dated February 14, 2006, relating to the financial statements of Odyssey Marine Exploration, Inc. and Subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Odyssey Marine Exploration, Inc. and Subsidiaries for the year ended December 31, 2005.

/s/ Ferlita, Walsh & Gonzalez, P.A.
Ferlita, Walsh & Gonzalez, P.A. 3302 Azeele Street Tampa, Florida 33609

March 14, 2006